Exhibit 20

                         FRONTIER FINANCIAL CORPORATION
                           DIVIDEND REINVESTMENT PLAN

                             I. PURPOSE OF THE PLAN

     The purpose of this Dividend Reinvestment Plan (the "Plan") is to provide the participating shareholders of Frontier Financial Corporation (the "Company") with a convenient method of investing cash dividends in additional shares of the Common Stock of the Company and purchasing additional shares of Common Stock of the Company.

                                II. DEFINITIONS

     For purposes of the Plan, the following words or phrases shall have meanings assigned to them below:

A.   "Common Stock" shall mean the no par value Common Stock of the Company.

B.   "Company" shall mean Frontier Financial Corporation.

C. "Dividend Reinvestment Committee" shall mean the committee so designated by the Board of Directors of the Company. The Dividend Reinvestment Committee shall be composed of at least three (3) persons, at least one of whom shall be the chief executive officer or chief financial officer of the Company.

D. "Enrollment Form" shall mean the document designated by the Plan Agent as the required evidence of a shareholder's election to participate in the Plan.

E. "Fair Market Value" shall mean the value of the Common Stock determined by the Dividend Reinvestment Committee as follows:

     1. During such time as the Common Stock is listed on an established stock exchange or exchanges, the fair market value shall be deemed to be the closing price of the Common Stock on the stock exchange(s) on the applicable date or, if no sale of the Common Stock has been made on any exchange on that day, the fair market value shall be determined by reference to such prices on the next preceding day on which Common Stock was traded.

     2. During such time as the Common Stock is not listed on an established stock exchange, but is listed in the NASDAQ National Market, the fair market value per share shall be the average of the highest and lowest trading prices for the Common Stock on the applicable date or, if no trade of Common Stock occurred on that day, the fair market value shall be determined by reference to such price on the previous day on which the Common Stock was traded.

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     3.   During such time as the Common Stock is not listed on an established stock exchange or on the NASDAQ National Market, but is quoted by NASDAQ, the fair market value per share shall be the average of the closing dealer "bid" and "ask" prices for the Common Stock, as quoted by NASDAQ for the applicable day or, if no "bid" and "ask" prices are quoted for that day, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

     4. During such time as the Common Stock is not listed on an established stock exchange or quoted by NASDAQ, the fair market value per share shall be the average of the lowest "bid" and highest "ask" quotations of the Common Stock on the applicable date, as reported by one or more brokerage firms which then make a market in the Common Stock or, in the absence of either a "bid" or "ask" quotation, the quotation (or average of the quotations, if several) reported on the applicable date, whether "bid" or "ask."

     5. In the event the Common Stock is not traded on an established stock exchange or quoted by NASDAQ and no "bid" and "ask" prices are available or if, in the determination of the Dividend Reinvestment Committee, the value determined pursuant to subparagraph 4 above does not accurately reflect the fair market value of the Common Stock, the fair market value of the Common Stock shall be as determined in good faith by the Dividend Reinvestment Committee.

F. "Investment Date" shall mean the date a dividend is actually paid by the Company.

G. "Participant" shall mean a holder of Common Stock of the Company who has elected to participate in the Plan by delivering an executed Enrollment Form to the Plan Agent.

H.   "Plan" shall mean this Dividend Reinvestment Plan.

I. "Plan Agent" shall mean Frontier Financial Corporation and shall also mean any other entity to which the Plan Agent has delegated all or any part of its responsibilities hereunder, with the exception of purchasing Plan Shares pursuant to the Plan.

J. "Plan Shares" shall mean shares of Common Stock that have been purchased by a Participant under the Plan and which are held by the Plan Agent in a custodial account.

K. "Purchasing Agent" shall mean any entity designated by the Plan Agent to purchase Plan Shares for the Participants.

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L.   "Record Date" shall mean the date on which a person must be registered as a shareholder on the stock books of the Company in order to receive a dividend.

                              III. ADMINISTRATION

     The Plan shall be administered by the Plan Agent. However, the purchase of Plan Shares may be delegated to an unaffiliated third party (the "Purchasing Agent"). All Plan Shares will be registered in the name of the Plan Agent (or its nominee) as agent for the Participants. The Plan Shares will be credited to the accounts of the respective Participants as their interests may appear.

                               IV. PARTICIPATION

     Subject to the provisions of Sections IV, V, and XVII herein, all holders of record of the Common Stock of the Company are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own must first become a shareholder of record by having all or a part of such shares transferred into his own name in order to participate in the Plan.

     The Company reserves the right not to offer participation in the Plan to those holders of record who reside in jurisdictions which require (i) registration or qualification of the Common Stock to be issued pursuant to the Plan with the securities commission of that jurisdiction, or (ii) registration or qualification of the Company or the Plan Agent, or any of their respective officers or employees, as a broker, dealer, salesman, or agent.

                                 V. ENROLLMENT

     A shareholder of record may enroll in the Plan at any time, unless (i) the Plan Agent or any Purchasing Agent has reason to believe that such enrollment is not, at such time, permitted under the laws of the jurisdiction in which such shareholder resides or under the laws of the United States, or (ii) the Plan is suspended or terminated as hereinafter provided, by completing and signing an Enrollment Form and returning it to the Plan Agent. If an Enrollment Form requesting reinvestment of dividends is received by the Plan Agent 10 days before the Record Date established for a particular dividend, the reinvestment will commence with that dividend. If an Enrollment Form is received from a shareholder after 10 days prior to the Record Date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next Record Date if the shareholder is still a holder of record. Once a shareholder has enrolled in the Plan, his participation continues with respect to all his shares until terminated by such shareholder or by the Company pursuant to the terms of the Plan.

                        VI. VOLUNTARY CASH CONTRIBUTIONS

     Each Participant may make a voluntary cash contribution to the Plan, provided that each such cash contribution must be not less than $100 and not more than $5,000, and each such cash contribution must be divisible by $100 ($100 increments only). Participants need not invest the same amounts during each dividend period. Participants are under no obligation to make any cash contributions.

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     A voluntary cash contribution shall be made by forwarding a check or money order, payable to the Plan Agent, with a completed Enrollment Form when enrolling, or thereafter, accompanied by the transmittal form for mailing voluntary cash contributions which will be furnished to Participants from time to time. The Plan Agent will apply each voluntary cash contribution received from a Participant at least ten (10) business days prior to the Record Date to the purchase of Common Stock for the account of that Participant on the next Investment Date. A voluntary cash contribution will not be deemed to have been made by a Participant or received by the Plan Agent until the funds contributed are actually collected.

     Interest will not be paid on voluntary cash contributions. Voluntary cash contributions will be returned to a Participant upon written request to the Plan Agent, provided that the request is received not later than ten (10) days prior to the next scheduled Record Date.

     A voluntary cash contribution in an amount less than $100 will be returned to the Participant. If a voluntary cash contribution is not divisible by $100, that portion of the voluntary cash contribution that is not divisible by $100 will be returned to the Participant. If a voluntary cash contribution exceeds $5000, that excess amount above $5000 will be returned to the Participant.

     Voluntary cash contributions may only be made during a dividend period in which a dividend is actually paid. If the Company does not pay a dividend during any dividend period, the Plan Agent will not purchase shares of Common Stock pursuant to any voluntary cash contributions until the next Investment Date.

                                 VII. PURCHASES

     On each Investment Date, the Company will pay to the Plan Agent the total amount of dividends payable on each Participant's shares of Common Stock enrolled in the Plan (including Plan Shares) and, except as otherwise directed by the Company, the Plan Agent shall use that amount for either, as directed by the Company:

     (i) the purchase from the Company out of the Company's authorized but unissued shares or treasury shares of Common Stock, such number of shares of Common Stock as the Company is then willing to sell to the Plan Agent for purposes of investing such dividends in Company Common Stock; or

     (ii) the purchase of shares of Company Common Stock in the open market, which purchases may be made from time to time after the dividend payment date, but shall be made no later than thirty (30) days after the dividend payment date.

     The purchase price of shares of Common Stock purchased directly from the Company will be either (i) the closing price as reported on an established stock exchange during such time as Common Stock is listed on an established stock exchange, (ii) the closing price as reported on the NASDAQ National Market System, during such time as the Common Stock is listed in the NASDAQ National Market, or (iii) during such time as the Common Stock is not listed on an established stock exchange or on the NASDAQ National Market, the average of the closing dealer "bid" and "ask" prices for the Common Stock as quoted by NASDAQ or during such time as the Common Stock is not quoted by NASDAQ then as reported by one or more brokerage firms which then make a market in the Common Stock, for a share of Common Stock on the day preceding the relevant Investment Date. If no shares were traded on that day, the previous day's reported closing price or "bid" and "ask" prices will be used.

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     The price of shares purchased on the open market will be the weighted average cost per share (after any actual brokerage fees are passed on to Participants on a pro-rata basis) to the Plan Agent of such purchases for the applicable Investment Date.

     Purchases will be made as soon as possible after the applicable Investment Date, but no more than thirty (30) days after such date. No Common Stock will be allocated to a Participant's account until the date on which the Plan Agent has purchased sufficient shares of Common Stock to cover purchases for all Participants in the Plan. If purchases occur at different prices, the purchase price per share of Common Stock to all Participants will be based upon the average of the prices of all shares of Common Stock purchased.

     Each Participant's amount will be credited with the number of whole and fractional shares (calculated to four (4) decimal places) equal to the amount to be invested divided by the applicable purchase price.

                VIII. TEMPORARY CURTAILMENT OF PURCHASE OR SALES

     Temporary curtailment or suspension of purchases or sales of shares may be made at any time when such purchases or sales would, in the judgment of the Plan Agent, contravene or be restricted by applicable regulations, interpretations, or orders of the Securities and Exchange Commission, or any other governmental commission, agency or instrumentality, of any court or securities exchange or of the National Association of Securities Dealers, Inc. The Plan Agent shall not be accountable or otherwise liable for failure to make purchases or sales at such times.

                          IX. DIVIDENDS ON PLAN SHARES

     As record holder of the Plan Shares held in Participants' accounts under the Plan, the Plan Agent will receive dividends on all Plan Shares held on each dividend record date, will credit such dividends to Participants' accounts on the basis of whole or fractional shares held in each account, and will automatically reinvest these dividends in the Common Stock of the Company.

                                    X. COSTS

     All costs of Administration of the Plan will be borne by the Company; however, a reasonable service charge may be assessed at the time of a Participant's withdrawal from the Plan or at any time a share certificate is requested by a Participant, and ordinary brokerage fees may be passed on to Participants on a pro-rata basis. Participants will be charged the full actual cost, including any brokerage commissions, of all shares of Common Stock sold upon a Participant's request from such Participant's account.

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                          XI. REPORTS TO PARTICIPANTS

     As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement of account showing:

     (i)  the amount of the dividend, if any, applied toward such investment,

     (ii) the taxes withheld, if any,

     (iii) the net amount invested,

     (iv) the number of shares purchased,

     (v)  the average cost per share,

     (vi) the total shares accumulated under the Plan, computed to four (4) decimal places,

     (vii) the cost basis of whole and fractional shares purchased, and

     (viii) the date of purchase.

Each Participant will receive annually Internal Revenue Service Form 1099, or any successor form, for the purpose of reporting dividend income received and other relevant information.

                             XII. VOTING OF SHARES

     For each meeting of shareholders, each Participant will receive a proxy for the purpose of voting all whole shares owned (both Plan Shares and non-plan shares). Fractional shares will not be voted. The Plan Shares of a Participant who does not return a proxy will not be voted.

                         XIII. CERTIFICATES FOR SHARES

     All Plan Shares will be registered in book entry form in the name of the Plan Agent or its nominee, as agent for the Participants. Certificates for Plan Shares will not be issued to Participants unless requested in writing. Certificates for any number of whole Plan Shares will be issued to a Participant within fifteen (15) days of a written request to the Plan Agent signed by the Participant. A reasonable fee may be charged for each certificate requested. Any remaining whole or fractional Plan Shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.

     Certificates will, however, be issued to Participants upon withdrawal of Plan Shares or upon termination of participation in the Plan. Certificates will be registered in the name or names in which the Participant's account is maintained.

     A Participant may not pledge or assign shares held in the Plan. In order to pledge or assign Plan Shares, the Participant must request a certificate for those shares from the Plan Agent.

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                  XIV. TERMINATION OF ACCOUNT AND WITHDRAWALS

     A Participant may terminate his account at any time by giving written notice of termination to the Plan Agent. However, any notice received between a Record Date and an Investment Date shall not be effective until dividends and other accumulated funds, if any, have been invested and credited to his account. The Plan Agent may terminate any account by written notice to the Participant.

     Within a reasonable time after termination, the Plan Agent will deliver to the Participant (i) a certificate for all whole Plan Shares held under the Plan,
(ii) a check for any uninvested dividends, and (iii) a check in lieu of the issuance of a fractional share equal to the fractional Plan Share multiplied by the Fair Market Value per share of the Common Stock on the date of termination. The Participant shall have no right to draw checks or drafts against his account or to give instructions to the Plan Agent with respect to any Plan Shares or cash held in the Participant's account except as expressly provided in the Plan. The Participant may be charged a reasonable fee for issuance of the certificate.

     A Participant may withdraw any number of whole Plan Shares credited to his account by requesting certificates for those shares. A withdrawal of Plan Shares does not automatically terminate participation in the Plan unless written notice of such termination is provided as described above.

                           XV. DISPOSITION OF SHARES

     If a Participant disposes of all shares of Common Stock registered in his name other than shares under the Plan, the Plan Agent will, unless otherwise instructed by the Participant, continue to reinvest the dividends on the shares still credited to the Participant's account under the Plan. However, if a Participant has only a fractional share of Common Stock credited to his account under the Plan on the Record Date for any cash dividend on the Common Stock, the Company reserves the right not to reinvest any additional dividends on such fractional share and pay the Participant in cash for such fractional share and any dividend thereon. The cash payment for the fractional share will be based upon the then Fair Market Value of the Common Stock.

              XVI. STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

     Any stock dividends or split shares distributed by the Company with respect to the Plan Shares of a Participant will be added to his account with the Plan Agent as additional Plan Shares. Stock dividends or split shares distributed with respect to shares of Common Stock registered in a Participant's name will be mailed directly to the Participant in the same manner as to shareholders who do not participate in the Plan.

     In the event of a rights offering by the Company, the Plan Agent may either sell all rights received with respect to Plan Shares held of record by the Plan Agent as custodian, or, in its discretion, may distribute rights to Participants. If the Plan Agent sells all rights received with respect to Plan Shares, the Plan Agent will invest the proceeds of such sales in additional shares of Common Stock, which will be retained by the Plan Agent as custodian and credited proportionately to the accounts of the Participants. Participants who wish to exercise rights with respect to Plan Shares must request the Plan Agent to forward a share certificate to the Participant as provided in Section XIII of the Plan. Such request must be made prior to the Record Date for exercising such rights. Rights on shares of Common Stock registered in the name of a Participant will be mailed directly to the Participant.

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            XVII. AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

     The Company may amend, supplement, suspend, modify, or terminate the Plan at any time without the approval of the Participants. Thirty (30) days' notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan.

                       XVIII. INTERPRETATION OF THE PLAN

     Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants and the Plan Agent.

                                  XIX. NOTICES

     All communications with or notices to the Participants may be given by letter addressed to the Participant at the Participant's last address of record with the Company. The Participant agrees to give prompt written notice to the Company of any change of address.

     All communications with or notices required to be given to the Plan Agent should be addressed to:

If mailed:

           Frontier Financial Corporation
           P.O. Box 2215
           Everett, WA 98203

If delivered:

           Frontier Financial Corporation
           332 S.W. Everett Mall Way
           Everett, Washington 98204

     Additional Enrollment Forms may be requested and inquiries made about the Plan by writing to the mailing address shown above or by calling the Plan Agent at (425) 514-0700.

     In the event of any change in or substitution of the Plan Agent, a notice of the new Plan Agent's address and telephone number shall be sent to all Participants.

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                         XX. DUTIES AND RESPONSIBILITIES

     Neither the Company, the Plan Agent, nor its nominees shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities, or liabilities except such as are expressly set forth herein. Neither the Company nor the Plan Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) with respect to the time or prices at which Common Stock is purchased or sold for a Participant's account, or any inability to purchase or sell Common Stock, for any reason, (ii) for any fluctuation in the market value after purchase or sale of Common Stock, or (iii) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of his or her death.

                               XXI. GOVERNING LAW

          The Plan is governed by the laws of the State of Washington.

                    XXII. NO TERMINATION BY OPERATION OF LAW

     The delivery by a Participant of a signed Enrollment Form to the Plan Agent shall constitute an irrevocable appointment of the Plan Agent as such Participant's agent, which appointment can be terminated by terminating such Participant's account in the manner provided in Section XIV. The authority conferred by the Enrollment Form shall not be terminated by operation of law, whether by the death or incapacity of the Participant, the termination of any trust, the dissolution of any corporation, or the occurrence of any other event.

                            XXIII. GENDER AND NUMBER

     Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                              XXIV. EFFECTIVE DATE

     The foregoing Plan was adopted by the Company's Board of Directors on February 19, 2002.

                                           FRONTIER FINANCIAL CORPORATION


                                           By: /s/ Robert J. Dickson
                                              ----------------------------------
                                              Robert J. Dickson, President & CEO

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